UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2012

Washington Banking Company

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

000-24503 (Commission File Number)	91-1725825 (I.R.S. Employer Identification Number)

450 SW Bayshore Drive

Oak Harbor, WA 98277

(Address of principal executive offices) (Zip Code)

(360) 679-3121

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2012, Washington Banking Company and its wholly owned subsidiary Whidbey Island Bank entered into Employment Agreements with executive officers George Bowen, Edward Eng and Daniel Kuenzi. The form of Employment Agreement with each of the officers is attached as Exhibit 99.1 and provides for a one year term, automatically renewed each year for an additional year unless either party gives notice of its desire not to extend the term.

The Employment Agreements provide that each executive is eligible to participate in an annual incentive plan, a deferred compensation plan and Washington Banking Company’s stock incentive plan. If the executive is terminated for any reason other than cause (or resigns for good reason related to diminution in duties, reduced compensation or relocation), he is entitled to receive as severance pay (i) an amount equal to two times his highest base salary within the prior three years plus (ii) the greater of an amount equal to two times his last annual bonus or two times the average bonus paid to him over the prior three years. To receive any severance benefits, an executive must execute a release of claims and refrain from competing for up to 18 months following termination

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
99.1 Form of Executive Employment Agreement (with executive officers Bowen, Eng, and Kuenzi)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON BANKING COMPANY
Dated: January 4, 2012	By: /s/ Richard A. Shields Richard A. Shields EVP and Chief Financial Officer